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                          [ARTHUR ANDERSEN LETTERHEAD]

                                                       -------------------------
December 17, 1999                                      Arthur Andersen LLP

Office of the Chief Accountant                         -------------------------
Securities and Exchange Commission                     Suite 3800
450 Fifth Street N.W.                                  100 N. Tryon Street
Washington, DC  20549                                  Charlotte, NC  28202-4000
                                                       704 332 0092






Dear Sir or Madam:

We have read the third and fourth sentences of paragraph 1 under Item 4 included in the Form 8-K dated December 9, 1999 of Marketplace Income Properties (Commission File Number 33-1889), a North Carolina Limited Partnership, filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP